Exhibit 10.1
FIRST AMENDMENT
TO THE
BELO PENSION TRANSITION SUPPLEMENT
RESTORATION PLAN
     Belo Corp., a Delaware corporation, pursuant to authorization by the Compensation Committee of the Board of Directors, adopts the following amendments to the Belo Pension Transition Supplement Restoration Plan (the “Plan”).
     1. Section 4(a) of the Plan (“Amount of Benefit”) is amended by the addition of a new subparagraph (iii) thereto to read as follows:
     (iii) Notwithstanding the foregoing, effective for Plan Years beginning on or after January 1, 2009, Restoration Benefits will be suspended indefinitely until such time, if any, that the crediting of Restoration Benefits is resumed by Belo in Belo’s sole discretion.
     2. The amendment described above will be effective as of the date this First Amendment to the Plan is adopted.
     Executed at Dallas, Texas, this 12th day of May, 2009.

BELO CORP.

By	/s/ Kim S. Besse Kim S. Besse
Vice President/Human Resources